Exhibit 3.7

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF DESIGNATION OF

PREFERENCES AND RIGHTS OF

SERIES D PREFERRED STOCK

OF

CORAUTUS GENETICS INC.

Corautus Genetics Inc., a corporation organized under and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

FIRST: The name of the Corporation is Corautus Genetics Inc. The Corporation was originally incorporated under the name “Urogen Corp.” The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 30, 1995. A Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 21, 1995. Certificates of Amendment to the Restated Certificate of Incorporation were filed on March 22, 2000, October 1, 2001, February 5, 2003 and March 10, 2003.

SECOND: The Corporation’s Certificate of Designation of Preferences and Rights of Series D Preferred Stock was filed with the Secretary of State of the State of Delaware on July 29, 2003.

THIRD: The Board of Directors of the Corporation, acting in accordance with the provision of Sections 141 and 242 of the Delaware General Corporation Law adopted resolutions to amend Paragraph B.5(d)(i)(1) of the Certificate of Designation of Preferences and Rights of Series D Preferred Stock to read in its entirety as follows:

“(1) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section B(5)(d)(iv) below, deemed to be issued) by the Corporation after the Issue Date, other than shares of Common Stock issued or issuable:

(A) upon conversion of up to 2,000 shares of Series C Preferred Stock;

(B) in any offering where (i) all of the holders of Series D Preferred Stock were offered preemptive rights to the shares of Common Stock (or Options, Convertible Securities or other rights deemed to be an issuance of Common Stock pursuant to Section B(5)(d)(iv) below) based on such holders’ pro rata ownership of Common Stock (assuming full conversion of the Series D Preferred Stock and the conversion or exercise of all other securities and rights to acquire Common Stock held by such holders) and (ii) such holders have, in the aggregate, exercised such preemptive rights for at least fifty percent (50%) of the shares of Common Stock (or Options, Convertible Securities or other rights deemed to be an issuance of Common Stock pursuant to Section B(5)(d)(iv) below) so offered to them;

(C) to officers, directors or employees of, or consultants to, the Corporation pursuant to stock option or stock purchase plans or agreements or other stock incentive plans or arrangements on terms approved by the Board of Directors;

(D) as a dividend or distribution to (i) all holders of the Series D Preferred Stock and/or (ii) all holders of the Series D Preferred Stock on the one hand and the holders of any Junior Securities, Parity Securities or Senior Securities on the other hand;

(E) for which adjustment of the Conversion Price is made under Section B(5)(d)(iii) hereof;

(F) as a result of an adjustment to the conversion price or conversion rate relating to the conversion of any other class or series of Preferred Stock into Common Stock under provisions in other designations providing for such adjustments;

(G) pursuant to the exercise of Options outstanding as of the Issue Date;

(H) pursuant to the conversion of the Notes; or

(I) to any or all holders of the Series D Preferred Stock where the holders of a majority of all of the outstanding Series D Preferred Stock have waived in writing the Conversion Price adjustment under Section B(5)(d) hereof with respect to the issuance of such shares of Common Stock or the issuance of any Convertible Securities convertible into or exchangeable for such shares of Common Stock.”

FOURTH: This Certificate of Amendment to the Certificate of Designation of Preferences and Rights of Series D Preferred Stock was submitted to the stockholders of the Corporation and was duly approved by the required vote of stockholders of the Corporation in accordance with Sections 222 and 242 of the Delaware General Corporation Law.

CORAUTUS GENETICS INC.

/s/ Richard E. Otto
Richard E. Otto
Chief Executive Officer